Exhibit 10.17

PROMISSORY NOTE

US $50,000.00	June 21, 2007

FOR VALUE RECEIVED, the undersigned, Rex Energy Operating Corp. (Borrower), a Delaware corporation with an office at 1975 Waddle Road, State College, Pennsylvania 16803, promises to pay to the order of Lance T. Shaner (the “Holder”), on demand the principal sum of $50,000.00 in lawful money of the United States.

The undersigned promises to pay interest on the balance of said principal sum remaining unpaid at a rate that shall at all times be equal to 7% per annum. Interest shall be calculated on the basis of a 365-day year.

If the payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal and in that order.

This Note may be prepaid in whole or in part. Any partial prepayment shall be applied to the principal payable under this Note. Any payment not received by the Holder within fifteen (15) calendar days after its due date shall be subject to a late payment charge equal to two percent (2%) of the amount of the overdue interest.

If any payment under this Note is not paid when due, and such failure continues for a period of fifteen (15) days after the undersigned receives written notice of nonpayment from the Holder, then the Holder may, at the Holder’s sole option, declare the entire unpaid portion of this Note and all sums payable hereunder to be immediately due and payable.

The entire unpaid portion of this Note and all sums payable hereunder shall automatically become immediately due if the undersigned shall make any assignment for the benefit of creditors, or any petition or proceeding for any relief under any bankruptcy, reorganization, arrangement, insolvency, receivership, liquidation or dissolution law or statute now in effect or hereafter in effect (whether at law or in equity) is filed or commenced by or against the undersigned, or if any trustee or receiver is appointed for the undersigned, and such assignment, petition, proceeding or appointment is not cured within sixty (60) days thereafter. In the event of the bankruptcy of the undersigned, interest shall continue to accrue.

The undersigned promises to pay all costs and expenses incurred by the Holder in collecting this Note and enforcing Holder’s rights hereunder, including, but not limited to, the reasonable fees and disbursements of counsel to the Holder.

Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived by the undersigned.

Failure or delay by the Holder in exercising, or a single or partial exercise of, any power or right hereunder shall not operate as a waiver thereof or of any other power or right or preclude any other future exercise of that or any other power or right. A waiver of any power or right hereunder shall be in writing, shall be limited to the specific instance and shall not be deemed a waiver of the subject power or right in the future or a waiver of any other power or right.

This Note shall be specifically enforceable by and shall inure to the benefit of the Holder and Holder’s heirs, legal representatives, successors and assignees and shall be binding upon the undersigned and the undersigned’s heirs, legal representatives, successors and assignees. This Note may not be modified or terminated orally or by any course of conduct but only by an agreement in writing duly executed by the undersigned and the Holder.

This Note is delivered in the State of Pennsylvania and shall be governed by and construed in accordance with the laws of that State.

REX ENERGY OPERATING CORP.

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Chief Executive Officer